SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           BARRINGER TECHNOLOGIES INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------

     (5)  Total fee paid:

          -------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------

     (3)  Filing Party:

          ------------------------------------------------------------

     (4)  Date Filed:

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

                           BARRINGER TECHNOLOGIES INC.
                               30 Technology Drive
                            Warren, New Jersey 07059

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD TUESDAY, JUNE 6, 2000

     The Annual Meeting of Stockholders of Barringer Technologies Inc. (the "Company") will be held at The Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 on Tuesday, June 6, 2000, at 1:00 p.m., local time, to consider and take action on the following:

     1. The election of eight persons to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified.

     2. The ratification of the appointment of BDO Seidman, LLP as independent auditors of the Company's 2000 financial statements.

     3. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Only those holders of record of Common Stock, Class A Convertible Preferred Stock, par value $2.00 per share, and Class B Convertible Preferred Stock, par value $2.00 per share, as of the close of business on Friday, May 12, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. All stockholders of the Company are cordially invited to attend the Annual Meeting.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, commencing on, May 27, 2000 and will be available at the Annual Meeting.

                                    RICHARD S. ROSENFELD
                                    Vice President - Finance
                                    Chief Financial Officer
                                    Secretary and Treasurer

Warren, New Jersey
May 24, 2000

================================================================================
YOUR VOTE IS IMPORTANT. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.
================================================================================

                           BARRINGER TECHNOLOGIES INC.
                  30 Technology Drive, Warren, New Jersey 07059

                                                                  May 24, 2000

                              --------------------
                                 PROXY STATEMENT
                              --------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Barringer Technologies Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at The Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 on Tuesday, June 6, 2000 (the "Annual Meeting"), and any adjournments or postponements thereof. The Company's Annual Report to Stockholders, containing financial statements reflecting the Company's financial position and results of operations for the year ended December 31, 1999, this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about May 25, 2000.

     The securities of the Company entitled to vote at the Annual Meeting are the Company's Common Stock, par value $.01 per share ("Common Stock"), Class A Convertible Preferred Stock, par value $2.00 per share ("Class A Convertible Preferred Stock"), and Class B Convertible Preferred Stock, par value $2.00 per share ("Class B Convertible Preferred Stock"). Each stockholder of record at the close of business on May 12, 2000 (the "Record Date") is entitled to vote in accordance with the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

     At the Annual Meeting, each share of Common Stock will be entitled to one vote, each share of Class A Convertible Preferred Stock will be entitled to
0.361745 of a vote, and each share of Class B Convertible Preferred Stock will be entitled to 0.355839 of a vote on each matter to come before the Annual Meeting. The number of shares of Common Stock, Class A Convertible Preferred Stock, and Class B Convertible Preferred Stock outstanding as of the Record Date was 7,510,647, 34,698, and 22,500, respectively, representing 7,510,647, 12,552, and 8,006 votes, respectively.

VOTING

     The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Annual Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote and the proposal to ratify the appointment of BDO Seidman, LLP as the auditors for the 2000 financial statements will each require the affirmative vote of a majority of the votes cast with respect to such proposals by the holders of the Common Stock, the Class A Convertible Preferred Stock and the Class B Convertible Preferred Stock, voting together as one class. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. On all other matters, abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter.

     Any stockholder giving a proxy has the power to revoke the proxy prior to the voting thereof by: (i) written notice received by the Secretary of the Company at any time prior to the voting thereof, (ii) submitting a later-dated proxy; or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and is not revoked by a stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted at the Annual Meeting FOR each of the proposals described herein. Under Delaware law, stockholders will not have dissenters' rights with respect to any of the foregoing proposals. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote the shares according to their best judgment.

     PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States. All costs relating to the solicitation of proxies will be borne by the Company. The solicitation of proxies may be made by officers, directors and employees of the Company, who will not be compensated separately therefor, personally or by mail, telephone or facsimile transmissions. On request, the Company also will reimburse brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to, and seeking instructions from, their principals.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     At the Annual Meeting, a board of eight directors will be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte, Lorraine M. Lavet, James C. McGrath and Kenneth S. Wood for election as directors, all of whom have consented to serve as directors. All nominees are currently directors of the Company and have been elected by the stockholders. The Board knows of no reason why any nominee would be unable or unwilling to serve as a director. If any nominee should for any reason become unable or unwilling to serve, the shares represented by all valid proxies that would otherwise be voted for the nominee will be voted for the election of such other person as the Board of Directors may designate following the recommendation of the Nominating Committee, or the Board may reduce the number of directors to eliminate the vacancy.

     Set forth below is certain information as of May 1, 2000 regarding the Board of Directors' nominees for election. See "Security Ownership of Certain Beneficial Owners and Management" for additional information regarding such persons.

     John D. Abernathy, 62, Director since 1993. Mr. Abernathy is a certified public accountant. Since January 1995, he has been Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. From March 1994 to January 1995, he was an independent financial and management consultant. From March 1991 to March 1994, he was the Managing Director of Summit, Solomon & Feldesman, a law firm in dissolution since March 1993. From July 1983 until June 1990, Mr. Abernathy was Chairman and Chief Executive Partner of BDO Seidman, a public accounting firm. Mr. Abernathy is also a Director of Oakhurst Capital, Inc., a distributor of automotive parts and accessories. He is a member of the Executive, Audit and Finance and Executive Compensation Committees of the Board.

     Stanley S. Binder, 58, Director since 1991. Mr. Binder joined the Company in July 1989 and has served as Chairman of the Board since February 1991 and Chief Executive Officer since July 1990. Mr. Binder also served as President of the Company from July 1989 until May 1998, Chief Operating Officer from 1989 to June 1990 and Chief Financial Officer from 1989 until July 1993. Mr. Binder is also an independent general partner in the Special Situations Fund III, L.P. ("SSF III"), a substantial investor in the Company. Mr. Binder is a past director of the American Electronics Association and a past chairman of its New Jersey Council. Mr. Binder is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

     Richard D. Condon, 65, Director since 1992. Mr. Condon is currently an independent consultant. From January 1996 to October 1998, Mr. Condon was a consultant to and director of Amherst Process Instruments, Inc., a scientific instrumentation company. Prior thereto, from 1989 until December 1995, Mr. Condon was a consultant to and director of Analytical Technology, Inc., Boston, Massachusetts, a scientific instrumentation company. He is a member of the Executive Compensation and Technology and Strategic Planning Committees of the Board.

     John H. Davies, 63, Director since 1992. Mr. Davies joined the Company in October 1967 and has been Vice Chairman of the Company since May 1998. From January 1992 to May 1998, he served as Executive Vice President of the Company. He has been President and Chief Executive Officer of Barringer Research Ltd. since August 1989. He is a member of the Executive, Nominating and Technology and Strategic Planning Committees of the Board.

     John J. Harte, 58, Director since 1986. Mr. Harte is a certified public accountant and, since 1978, has been a Vice President of Mid-Lakes Distributing Inc., a manufacturer and distributor of heating and air conditioning parts and equipment located in Chicago, Illinois. From 1991 until January 1997, Mr. Harte also was Vice President, Special Projects, of the Company. Mr. Harte also serves as a director and Chairman of the board of IBNET Inc., a global internet provider. He is a member of the Audit and Finance, Executive Compensation and Nominating Committees of the Board.

     Lorraine M. Lavet, 39, Director since 1999. Ms. Lavet has been Chief Operating Officer of the American Electronics Association since September 1996. Prior thereto, from September 1994 to August 1996, Ms. Lavet was President and Chief Executive Officer of the Fairfax County Chamber of Commerce. She is a member of the Nominating and Technology and Strategic Planning Committees of the Board.

     James C. McGrath, 57, Director since 1994. Mr. McGrath is an international security consultant. Since July 1989, he has been President of McGrath International, Inc., a management consulting firm specializing in the security field. He is a member of the Audit and Finance and Executive Compensation Committees of the Board.

     Kenneth S. Wood, 48, Director since 1999. Mr. Wood joined the Company in 1990 and has been President and Chief Operating Officer of the Company since May 1998. From January 1992 until May 1998, he served as Vice President of Operations of Barringer Instruments Inc. He served as Secretary of the Company from March 1993 until May 1998. He is a member f the Executive and Technology and Strategic Planning Committees of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Executive Committee, an Executive Compensation Committee, an Audit and Finance Committee, a Nominating Committee, and a Technology and Strategic Planning Committee

     The Executive Committee exercises such authority as is delegated to it from time to time by the full Board of Directors. The Executive Committee is presently comprised of Messrs. Abernathy, Binder (Chairman), Davies and Wood. In 1999, the Executive Committee did not meet.

     The Executive Compensation Committee (the "Compensation Committee") reviews and determines the salaries and other compensation paid to the Company's officers and other key employees and administers the Company's incentive compensation and stock plans, which includes selecting participants and establishing performance goals. The Compensation Committee is presently comprised of Messrs. Abernathy, Condon, Harte and McGrath (Chairman). In 1999, the Compensation Committee met two times.

     The Audit and Finance Committee (the "Audit Committee") monitors the Company's accounting and financial policies and practices, reviews the scope of the independent accountant's audit and the results of the audit, and reviews and make recommendations to the Board with respect to the Company's financing needs. In addition, the Audit Committee recommends to the Board the engagement of the independent auditors of the Company's financial statements. The Audit Committee is presently comprised of Messrs. Abernathy (Chairman), Harte and McGrath. In 1999, the Audit Committee met two times.

     The Nominating Committee receives recommendations for, reviews and evaluates the qualifications of, and recommends to the Board of Directors, nominees for election as directors. In addition, the Nominating Committee makes recommendations to the Board of Directors regarding the composition of Board committees. The Nominating Committee is presently comprised of Ms. Lavet and Messrs. Binder, Davies and Harte (Chairman). In 1999, the Nominating Committee did not meet. The Nominating Committee will consider appropriate persons proposed by security holders as potential nominees for membership on the Board of Directors.

     Pursuant to the Company's by-laws, a stockholder wishing to nominate a person for election to the Board of Directors must deliver written notice of the name of the proposed nominee to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after such date is first so announced or disclosed. Any stockholder desiring to nominate any person for election as a director of the Company must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs
(a),(e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, such person's signed consent to serve as a director of the Company if elected, the stockholder's name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

     The Technology and Strategic Planning Committee (the "Technology Committee") is responsible for developing, reviewing, evaluating and making recommendations to the Board of Directors regarding growth strategies, allocation of corporate resources, business and product development. The Technology Committee is presently comprised of Ms. Lavet and Messrs. Condon (Chairman), Binder, Davies and Wood. In 1999, the Technology Committee met once.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board held seven meetings in 1999. No director of the Company attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board during 1999, or the portion thereof during which he or she served as a director or committee member.

COMPENSATION OF DIRECTORS

     Outside directors are entitled to an annual retainer of $3,000 per quarter (plus a $500 quarterly fee for each committee chairperson) and a fee of $1,000 for each meeting attended and $500 for each committee meeting attended (regardless of whether or not the committee meeting is held on the same day as a meeting of the Board of Directors). Pursuant to the terms of the 1997 Stock Compensation Program, each director who has not been a full-time employee of the Company or any subsidiary for at least the prior 12 months receives an option to purchase 3,000 shares of Common Stock each year on the earlier of (i) the date of the Company's annual meeting of stockholders, or (ii) June 1. Options granted to such directors under the 1997 Stock Compensation Program have an exercise price equal to the fair market value per share as of the date of grant. See "1997 Stock Compensation Program."

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid for the past three fiscal years to the Chief Executive Officer of the Company and each of the other executive officers of the Company whose total annual salary and bonus are $100,000 or more (collectively, the "Named Executive Officers"):


                                                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                      -------------------                                 ----------------------
                                                                 OTHER
                                                                 ANNUAL     RESTRICTED    SECURITIES                   ALL OTHER
    NAME AND PRINCIPAL       FISCAL                              COMPEN-       STOCK      UNDERLYING        LTIP     COMPENSATION
        POSITION              YEAR    SALARY($)   BONUS(1)($)   SATION($)    AWARDS($)  OPTIONS/SARS(#)  PAYOUTS($)     ($)(1)
    ------------------        ----    ---------   -----------   ---------    ---------  ---------------  ----------  ------------
Stanley S. Binder             1999     260,000      100,000         --          --             --           --        89,385(3)(4)
  Chairman and Chief          1998     250,000      182,000         --          --         87,500(2)        --        89,265
  Executive Officer           1997     200,000      350,000         --          --         87,500           --         9,500

John H. Davies*               1999     152,888           --         --          --             --           --        38,232(4)
  Vice Chairman               1998     149,782       46,000         --          --         34,000(2)        --        45,815
                              1997     136,440      160,000         --          --         34,000           --         6,811

Kenneth S. Wood               1999     170,625       65,000         --          --             --           --        28,670(3)(4)
  President and               1998     164,063       65,000         --          --         31,500(2)        --        29,040(4)
  Chief Operating Officer     1997     130,000      170,000         --          --         31,500           --         8,480

Richard S. Rosenfeld          1999     130,000       25,000         --          --             --           --        21,960(3)(4)
  Vice President-Finance,     1998     125,000       34,000         --          --         27,300(2)        --        22,720(4)
  Chief Financial Officer     1997     107,500      115,000         --          --         27,300           --         7,085

-----------

* Amounts converted to US dollars at the average exchange rate for the respective year.

(1) Includes amounts contributed by the Company pursuant to the Company's tax-qualified 401(k) deferred compensation plan ("401(k) Plan"). The 401(k) Plan provides for the Company to make matching contributions to the participants in the 401(k) Plan equal to 100% of the first 5.0% of a participant's salary contributed. Company contributions to the 401(k) Plan vest proportionately over a five-year period, commencing at the end of the participant's first year with the Company. Amounts paid during 1999 on behalf of the Named Executive Officers were $8,000, $7,656, $8,000 and $8,000 for Messrs. Binder, Davies, Wood and Rosenfeld, respectively.

(2)  Represents repricing of options previously granted.

(3) Includes premiums paid by the Company for term life insurance for Messrs. Binder, Wood and Rosenfeld during 1999 in the amounts of $9,385, $1,118 and $1,560, respectively.

(4) Includes amounts accrued pursuant to the Barringer Technologies Inc. Supplemental Executive Retirement Plan (the "SERP Plan"). Amounts accrued during 1999 for the Named Executive Officers were $72,000, $30,576, $19,552, and $12,400 for Messrs. Binder, Davies, Wood and Rosenfeld, respectively.

     Effective January 1, 1998, the Company adopted the SERP Plan. The SERP Plan provides eligible participants with certain retirement benefits supplemental to the Company's 401(k) Plan. Pursuant to the SERP Plan, the Company will make annual contributions to the account of each participant equal to a variable percentage of the participant's base salary and annual cash bonus depending on the Company's achievement of certain performance targets. The actual percentage contribution will be determined by the Compensation Committee, subject to certain parameters. A participant will become vested under the SERP Plan after five years of participation therein. A participant may elect to receive benefits under the SERP Plan commencing at age 60 and is entitled to receive either a lump-sum payment of his or her account balances upon retirement or to use the account balance to purchase an annuity. In the event of the termination of a participant's employment under certain circumstances set forth in the SERP Plan, the participant will be entitled to receive his or her account balance whether or not the participant has become vested under the SERP Plan. Currently, each of the Named Executive Officers participates in the SERP Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR - No options or stock appreciation rights were granted in 1999.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1999 and unexercised options held by such Named Executive Officers as of December 31, 1999.


                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED
                                                                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS             IN-THE-MONEY OPTIONS
                                SHARES                                AT YEAR-END(#)             AT YEAR-END($)(1)
                               ACQUIRED            VALUE        -------------------------   -----------------------------
          NAME             ON EXERCISE (#)      REALIZED ($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE (2)
          ----             ---------------      ------------    -------------------------   -----------------------------
Stanley S. Binder                 --                --                121,875/65,625                $332,094/ --
John H. Davies                    --                --                78,000/25,500                  272,323/ --
Kenneth S. Wood                   --                --                67,875/23,625                  232,504/ --
Richard S. Rosenfeld              --                --                56,825/20,475                  191,503/ --

----------

(1) Based on a closing price of $6.125 per share for the Common Stock as of December 31, 1999.

(2) Based on the closing price of $6.125 per share for the Common Stock as of December 31, 1999, none of these options were in the money at that date.

1997 STOCK COMPENSATION PROGRAM

     In May 1997, the Company adopted the 1997 Stock Compensation Program in order to promote the interests of the Company, its direct and indirect present and future subsidiaries and its stockholders by providing eligible persons with the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company as an incentive to remain in the service of the Company. The 1997 Stock Compensation Program authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and stock bonus awards to employees and consultants of the Company and its subsidiaries, including those employees serving as officers or directors of the Company (the "Employee Plans"). The 1997 Stock Compensation Program also authorizes automatic option grants to directors who are not otherwise employed by the Company (the "Independent Director Plan"). In connection with the 1997 Stock Compensation Program, 1,100,000 shares of Common Stock are reserved for issuance, of which up to 1,000,000 shares may be issued under the Employee Plans and up to 100,000 shares may be issued under the Independent Director Plan. The 1997 Stock Compensation Program is administered by the Compensation Committee.

     Options and awards granted under the 1997 Stock Compensation Program may have an exercise or payment price as established by the Compensation Committee; provided that the exercise price of incentive stock options granted under the Employee Plans may not be less than the fair market value of the underlying shares on the date of grant. Options granted under the Independent Director Plan must have an exercise price equal to the fair market value of the underlying shares on the date of grant.

     Unless otherwise provided at the date of grant, no option or award may vest within one year of the date of grant and no option or award may be exercised more than 10 years from the date of grant. Options granted under the Independent Director Plan vest one year following the date of grant and expire if not exercised on or before the fifth anniversary thereof. Unless otherwise specified by the Compensation Committee, options and awards (other than pursuant to the Independent Director Plan) vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting of any option or award granted under the 1997 Stock Compensation Program may be accelerated in certain circumstances, including upon the occurrence of a "Change in Control Event" (as defined in the 1997 Stock Compensation Program).

     Options and awards granted under the 1997 Stock Compensation Program are nontransferable, except by will or by the laws of descent and distribution. However, the Compensation Committee may permit the recipient of a non-incentive stock option granted under the Employee Plans and options granted under the Independent Director Plan to transfer the option to a family member or a trust created for the benefit of family members. During the lifetime of a participant, an option may be exercised only by the participant or a permitted transferee. In the event that a participant's employment or service terminates as a result of death, all vested awards are paid to the participant's estate by the Company and the participant's estate or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of death. If the participant's employment or service terminates as a result of retirement or a "disability" (as set forth in the 1997 Stock Compensation Program), all vested awards are paid to the participant by the Company and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or one year from the date of termination. If the participant's employment or service terminates for cause, all options and awards automatically expire upon termination. If the participant's employment or service terminates other than as a result of death, disability, retirement or termination for cause, the participant has the right to collect all vested awards immediately and the participant or any permitted transferee has the right to exercise vested options for a period ending on the earlier of the expiration dates of such options or awards or 30 days from the date of termination, subject to extension at the discretion of the Administrator, or three months from the date of termination in the case of options granted pursuant to the Independent Director Plan. In all cases, any unvested options or awards terminate as of the date of termination of employment or service.

     The 1997 Stock Compensation Program will terminate on February 28, 2007, unless earlier terminated by the Board of Directors. No options or awards may be granted under the 1997 Stock Compensation Program after its termination; however, termination of the 1997 Stock Compensation Program will not affect the status of any option or award outstanding on the date of termination.

     At December 31, 1999, stock options exercisable for an aggregate of 310,600 shares of Common Stock were outstanding under the Employee Plans. These options expire 10 years after the date of grant and have a weighted average exercise price of $6.54 per share. Such options are exercisable annually in 25% increments beginning with the first anniversary of the date of grant. In addition, options exercisable for an aggregate of 15,000 shares of Common Stock are outstanding under the Independent Director Plan. Such options are exercisable one year from the date of grant, expire five years from the date of grant and have an exercise price of $6.18 per share.

EXERCISE PROGRAM

     In 1991, the Board of Directors approved a stock option exercise program (the "Exercise Program"). The Exercise Program permits all employees of the Company and its subsidiaries who are granted stock options (pursuant to either qualified or non-qualified plans) to finance the exercise of such options by causing the Company to issue the shares underlying such options upon receipt by the Company from the employee of a full-recourse demand note evidencing indebtedness to the Company in an amount equal to the exercise price. Such loans, which are secured by the underlying shares of Common Stock, are interest-free for one year from the date on which the employee exercises his or her option, after which interest accrues at the prime rate, which rate is changed monthly. The loans are repaid with a portion of the proceeds from the sale of the Common Stock to be received by the employees upon the exercise of their options. As of May 1, 2000, Messrs. Binder and Wood were indebted to the Company in the approximate amounts of

$146,870 and $13,050, respectively, for loans made pursuant to the Exercise Program. During 1999, the largest aggregate amount of indebtedness of Messrs. Binder and Wood pursuant to such loans were $211,870 and $13,050, respectively. The rate of interest charged on each such loan during 1999 was the prime lending rate charged at Summit Bank.

EMPLOYMENT AGREEMENTS

     Effective January 1, 1998, the Company entered into a five-year employment agreement with Mr. Binder, the President and Chief Executive Officer of the Company (the "Employment Agreement"). Under the Employment Agreement, Mr. Binder received a base salary of $260,000 for 1999. Mr. Binder's salary is subject to certain adjustments and to periodic increases as determined by the Board of Directors. In addition, Mr. Binder is entitled to receive up to a total of three special bonuses during the term of the Employment Agreement in the amount of $65,000, $65,000 and $70,000, respectively, in the event that the Company's EBITDA (as defined in the Employment Agreement) exceeds certain targeted amounts for any fiscal year during the term of the Employment Agreement. Mr. Binder received the first two of these special bonuses in 1998 and 1999. Pursuant to the Employment Agreement, Mr. Binder is also entitled to participate in the Company's cash bonus plan and to participate in the SERP Plan. Also, under the terms of the Employment Agreement, Mr. Binder received stock options covering 50,000 shares of Common Stock having an exercise price of $11.78 per share (equal to the fair market value on the date of grant). In the Employment Agreement, the Company has agreed to maintain a $1.0 million term life insurance policy for Mr. Binder's benefit. Mr. Binder is entitled to several perquisites, including a car allowance and reimbursement for the cost of certain financial planning services.

     In the event that Mr. Binder's employment is terminated pursuant to a Without Cause Termination, or Mr. Binder terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Binder will be entitled to a severance payment equal to 2.99 times his then-current base salary and to certain other severance benefits. In addition, upon the occurrence of a Change in Control Event (as such term is defined in the Employment Agreement), Mr. Binder has the right to terminate his employment within 180 days, in which event the termination will be treated as a termination for Good Reason with the effects specified above. In addition, the Company has agreed to pay Mr. Binder additional amounts, if necessary, to pay any excise tax Mr. Binder may become subject to in the event that any payment made to him under the Employment Agreement constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

     Pursuant to the Employment Agreement, Mr. Binder has agreed to certain confidentiality, work-for-hire and non-competition covenants.

     Effective September 1, 1998, the Company entered into three-year employment agreements with each of Messrs. Wood and Rosenfeld, pursuant to which Messrs. Wood and Rosenfeld receive annual base salaries in 1999 of $179,400 and $130,000, respectively, subject to periodic increases at the discretion of the Board of Directors. Both are entitled to participate in any cash bonus plan maintained by the Company and to participate in the SERP Plan. In the employment agreements, the Company has agreed to maintain term life insurance policies for the benefit of each of them in an amount not less than four times Mr. Wood's base salary and not less than three times Mr. Rosenfeld's base salary, respectively. The employment agreements for each of Messrs. Wood and Rosenfeld provide, among other things, that, in the event of a termination of employment by the Company without cause, each will be entitled to receive a severance payment equal to his then-current base salary for a period of twelve months from the effective date of such termination. In the event that Messrs. Wood and/or Rosenfeld are terminated pursuant to a Without Cause Termination (as defined in the employment agreements), they are entitled to receive their base salary as in effect at the time of such termination for a period of twelve months from the effective date of such termination. Upon the occurrence of a "change in control" of the Company, the employee will be entitled to receive the greater of his annual base salary pursuant to the employment agreement or his then-current annual base salary for the remainder of the term (payable in a single lump sum). Both of the employment agreements also contain certain confidentiality, work-for-hire and non-competition provisions which continue in effect following the termination of the employee's employment by the Company.

OTHER INDEBTEDNESS OF MANAGEMENT AND DIRECTORS

     Senior executive officers and directors are indebted to the Company pursuant to the purchase of shares of the Company's Common Stock in exchange for interest bearing five-year non-recourse promissory notes in December 1998 and January 1999. As of December 31, 1999, Messrs. Binder, Davies, Wood, Rosenfeld, Abernathy, Condon, Harte, McGrath and Ms. Lavet were indebted to the Company (including accrued interest) in the amounts of $438,294, $175,317, $201,615, $175,317, $87,658, $87,658, $87,658, $87,658 and $101,597, respectively related to such loans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Executive Compensation Committee is comprised of Messrs. Abernathy, Condon, Harte and McGrath. No executive officer of the Company and no member of the Compensation Committee is a member of any other business entity that has an executive officer that sits on the Company's Board or on the Compensation Committee.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors, consisting entirely of non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Abernathy, Condon, Harte and McGrath.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of the Company and to closely align the interests of executives with those of the Company's stockholders. The principal elements of the Company's executive compensation program consist of: (i) base annual salary, (ii) the Company's Annual Incentive Plan and (iii) grants and awards made pursuant to the Company's 1997 Stock Compensation Program.

     The Committee evaluates the level and adequacy of executive compensation through a process which includes an informal analysis of the compensation practices of similarly situated entities in the Company's peer group as well as those of other applied technology companies. During 1997, the Company retained the Hay Group to make recommendations to the Committee regarding the structure and level of executive compensation. The Committee adopted a compensation program for its key executives based upon a number of the suggestions made by the Hay Group. Pursuant to this program, the Committee determines appropriate compensation levels after examining a number of factors, including the compensation practices of comparable companies, the Company's historical performance and future prospects, the job responsibilities of each executive, the past and expected contributions of individual executives and other criteria deemed relevant by the Committee.

ANNUAL BASE SALARIES

     The Company has entered into employment agreements with each executive officer, other than Mr. Davies, which specify minimum annual base salaries. See "Employment Agreements." Each year, annual base salaries for the executive officers are proposed by the Chief Executive Officer and are evaluated by the Committee based upon a number of criteria, including the base salary of the executive in the prior year, the executive's job responsibilities, the Committee's subjective evaluation of the executive's performance and contribution to the success of the Company, relevant inflation rates and other factors. The Committee also considers external factors, including the market for qualified executives, and the annual base salaries for comparable positions at peer companies. Adjustments may be made in an executive's base compensation at the discretion of the Executive Compensation Committee if deemed warranted by individual circumstances.

ANNUAL INCENTIVE PLAN

     At the recommendation of the Hay Group, effective January 1, 1998 the Company eliminated its previous bonus program and adopted the Annual Incentive Plan. Pursuant to the Annual Incentive Plan, at the beginning of each year the Committee, with input from the Chief Executive Officer, establishes team goals for the Company's executive management, including certain performance goals, such as the achievement of sales and net income budgets, manufacturing milestones and market share targets. The Committee also sets individual goals for each executive officer. The individual goals typically reflect the team goals, but also cover matters related to the individual's area of responsibility or individual performance, such as the achievement of sales targets, research and development goals or educational and professional accomplishments. Under the Annual Incentive Plan, each individual is entitled to a targeted bonus (expressed as a percentage of base salary) assuming that all of the group and individual goals are met. The actual bonus paid for any year varies from the targeted amount based on the level of achievement of the team and individual goals, but may not exceed 100% of the executive's base salary. Aggregate bonuses payable under the Annual Incentive Plan may not exceed 10% of the Company's pre-tax income. For fiscal 1999, bonuses aggregating $125,000 were paid under the Annual Incentive Plan. See "Executive Compensation--Summary Compensation Table." The Committee believes that the bonus limitations described above will assure that annual bonuses remain closely tied to the achievement of the Company's performance goals. Aggregate bonuses paid for 1999 were significantly lower than those paid in 1998 as a result of lower earnings by the Company primarily due to a strategic decision to increase expenditures for research and development and business development in order to accelerate the growth of the Company.

STOCK OPTIONS

     The third component of executive compensation is awards made pursuant to the Company's 1997 Stock Compensation Program. Under the 1997 Stock Compensation Program, the Committee has the right to grant stock options and other awards to qualifying executives.

     Stock options are designed to align the interests of the Company's executives more closely with those of the stockholders. The Company typically grants stock options at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 25% per year, with the first installment vesting at the end of one year from the date of employment (for options granted upon initial employment) or the date of grant and are typically exercisable within ten years from the date of grant. The Committee believes that the granting of stock options provides powerful incentives for the creation of long-term value for the Company's stockholders as the full benefit of the stock options cannot be realized unless stock price appreciation occurs over a number of years. The size of individual stock grants are based upon the recommendations of the Chief Executive Officer and the Committee's subjective evaluation of the Company's performance and prospects, the responsibilities and contributions of the individual recipient, the practices of comparable companies and other factors deemed relevant by the Committee, including stock option grants made in prior years.

     In February 2000, the Company granted performance stock options to its key executives and directors to further tie the interests of these executives and directors to the interests of the stockholders. The options provide for an accelerated vesting schedule if the Company's stock reaches certain target prices and continues to trade at those prices for a specified period of consecutive days.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Effective January 1, 1998, the Company entered into a five-year employment agreement with Mr. Binder. See "Employment Agreements." Pursuant to that agreement, Mr. Binder received a base salary of $260,000 in 1999. Mr. Binder also received a cash bonus of $35,000 under the Annual Incentive Plan, which was significantly lower than the bonus paid to Mr. Binder in 1998. In addition, Mr. Binder received a $65,000 special bonus pursuant to this terms of his employment agreement because the Company's EBITDA (as defined in Mr. Binder's agreement) for 1999 exceeded budget. The Committee considered the overall level of Mr. Binder's cash compensation appropriate in view of Mr. Binder's leadership of the Company through its evolution into the world's leading manufacturer of trace chemical detection equipment, the continued growth in the Company's business and market share, particularly in a year when other manufacturers experienced decreased unit sales, the Company's balance sheet strength and Mr. Binder's contributions to the building of the Company's infrastructure and the increased capabilities and expertise of the senior management team put into place by Mr. Binder. The specific bases for the Committee's determinations regarding Mr. Binder's compensation in 1999 included the Company's financial results, the attainment of certain strategic objectives, Mr. Binder's aggressive leadership, his commitment to the development and implementation of the Company's strategic plan, including the decision to shift expenditures (as described above in "Annual Incentive Plan") in an effort to increase the Company's growth, his contribution to the building of the Company's infrastructure and his contributions to the achievement of the Company's performance goals.

                      THE EXECUTIVE COMPENSATION COMMITTEE

             James C. McGrath (Chairman)      John D. Abernathy
             Richard C. Condon                John J. Harte

                         COMPANY STOCK PERFORMANCE GRAPH

     The following graph provides a comparison of the cumulative total return of the Company's Common Stock with the NASDAQ Stock Market, a new Peer Group Index consisting of American Science & Engineering, Inc., OSI Systems, Inc. and InVision Technologies, Inc. (the "Peer Group Index") and the NASDAQ Non-Financial Stocks SIC 0100-5999, 7000-9999 (the "NASDAQ Non-Financial Stocks"), previously used by the Company, over a period starting from December 31, 1994 and ending on December 31, 1999. During 1999, the Company changed its peer group to better reflect the specific market in which the Company competes. Whereas the NASDAQ Non-Financial Stocks is a broad-based group, the Peer Group Index consists of companies competing directly in the same market with the Company, i.e., law enforcement and aviation security. The graph assumes an initial investment of $100 in each of the Company's Common Stock, the NASDAQ Stock Market, the Peer Group Index and the NASDAQ Non-Financial Stocks after the close of the market on December 31, 1994 and that all dividends, if any, were reinvested.

                        [PERFORMANCE GRAPH APPEARS HERE]


        COMPANY/INDEX NAME             BASE PERIOD                             INDEXED/CUMULATIVE RETURNS
        ------------------             -----------        ------------------------------------------------------------------
                                         12/1994           12/1995       12/1996        12/1997        12/1998       12/1999
                                         -------           -------       -------        -------        -------       -------
    Barringer Technologies Inc.           100.0              25.00        372.29         639.00         383.40        272.27

         Peer Group Index                 100.0             124.49        220.41         138.96         107.60         69.41

  NASDAQ Non-Financial Stock SIC          100.0             139.26        169.16         198.09         290.74        571.12
    0100-5999, 7000-9999
        (US & Foreign)

        NASDAQ Stock Market               100.0             140.36        171.85         209.84         290.55        543.56
          (US & Foreign)

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission. These persons also are required to furnish the Company with a copy of all Section 16(a) forms they file. The Company is obligated to disclose any failures to file such reports on a timely basis. To the Company's knowledge, based solely on a review of such reports and any amendments thereto which have been furnished to the Company, except as set forth below, the Company has not identified any reports required to be filed during the year ended December 31, 1999 that were not filed in a timely manner. Form 4's, relating to the granting of Directors Options pursuant to the 1997 Stock Compensation Program on May 12, 1999, for Messrs. Abernathy, Condon, Harte, McGrath and Ms. Lavet, were not timely filed.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 2000, the number of shares of Common Stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock owned by (i) each Named Executive Officer, (ii) each director,
(iii) all directors and executive officers as a group and (iv) any person or entity known by the Company to own beneficially 5% or more of such securities. As of May 1, 2000, there were 7,195,902 shares of Common Stock, 34,698 shares of Class A Convertible Preferred Stock and 22,500 shares of Class B Convertible Preferred Stock issued and outstanding. As of that date, none of the officers and directors owned shares of the Company's Class A Convertible Preferred Stock or Class B Convertible Preferred Stock. To our knowledge, there is no 5% holders of the Class A Convertible Preferred Stock. The business address for all of the executive officers and directors of the Company is 30 Technology Drive, Warren, New Jersey 07059.


                                           BENEFICIAL OWNERSHIP
                                          OF CLASS B CONVERTIBLE           BENEFICIAL OWNERSHIP
                                             PREFERRED STOCK              OF COMMON STOCK(1)(2)
                                        ------------------------        --------------------------
                                        NUMBER OF     PERCENT OF        NUMBER OF       PERCENT OF
       NAME                              SHARES         CLASS            SHARES          CLASS
       ----                             ---------     ----------        ---------       ----------
Stanley S. Binder(3)                      --            --              238,011           3.3%
John H. Davies(4)                         --            --              169,232           2.3
John J. Harte(5)                          --            --               74,600           1.0
Richard D. Condon(6)                      --            --               47,000            *
John D. Abernathy(7)                      --            --               48,954            *
James C. McGrath(8)                       --            --               45,750            *
Kenneth S. Wood(9)                        --            --               94,511           1.3
Lorraine M. Lavet                         --            --               13,000            *
Richard S. Rosenfeld(10)                  --            --               90,851           1.3

All directors and executive
  officers as a group
  consisting of nine (9)

  persons                                 --            --              821,919          11.2

Austin W. Marxe (11)
153 East 53rd Street
New York, NY 10022                        --            --              941,622          12.5

William D. Witter
153 East 53rd Street                      --            --              822,300          11.4
New York, NY  10022

Benson Associates , LLC                   --            --              506,800           7.0
111 Southwest Fifth Avenue
Portland, OR  97204

Wentworth, Hauser & Violich
333 Sacramento Street                     --            --              357,970           5.0
San Francisco, CA  94111

J.O. Hambro Capital Management
  (Holdings) Limited (12)                 --            --              370,000           5.1
10 Park Place
London SW1A 1LP England

Christopher H.B. Mills (12)
10 Park Place                             --            --              370,000           5.1
London SW1A 1LP England

Dimensional Fund Advisors
1299 Ocean Avenue                         --            --              480,300           6.7
Santa Monica, CA  90401

Max Gerber(13)                          12,500           55.6             4,447            *
26 Broadway
New York, NY 10004-1776

Paul Spitzberg(14)                      10,000           44.4             3,558            *
16 Whiteowl Road
Tenafly, NJ  07670

-----------

*    Less than 1%

(1) Assumes the exercise of all outstanding warrants for Common Stock, the conversion of each outstanding share of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into Common Stock and the exercise of all options exercisable within 60 days of May 1, 2000 for each person or entity.

(2)  Certain amounts shown are subject to adjustment in certain circumstances.

(3) Includes 21,875 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 and 12,500 shares of Common Stock issuable upon exercise of warrants owned by Mr. Binder. Excludes shares of Common Stock beneficially owned by SSF III of which Mr. Binder is an independent general partner. Mr. Binder disclaims any beneficial interest in such shares.

(4) Includes 8,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.

(5) Includes 19,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 owned by Mr. Harte.

(6) Includes 19,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Condon.

(7) Includes 19,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 and 2,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.

(8) Includes 19,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 owned by Mr. McGrath.

(9) Includes 7,875 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 owned by Mr. Wood.

(10) Includes 6,825 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 1, 2000 owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock owned by Mr. Rosenfeld's child.

(11) Includes (i) 428,079 shares of Common Stock and 229,167 shares of Common Stock issuable upon the exercise of warrants owned by SSF III, (ii) 150,042 shares of Common Stock and 83,333 shares of Common Stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and (iii) 51,000 shares of Common Stock owned by Special Situations Technology Fund, L.P. ("SST"). AWM Investment Company, Inc. ("AWM") is the sole general partner of the Cayman Fund and the sole general partner of MGP Advisors Limited ("MGP"), a general partner of SSF III. Mr. Marxe is the President and Chief Executive Officer of AWM and the principal limited partner of MGP. Accordingly, Mr. Marxe may be deemed to be the beneficial owner of all of the shares of Common Stock held by SSF III, the Cayman Fund and SSTF. Mr. Binder is an independent general partner of SSF
     III. Mr. Binder disclaims beneficial ownership of all shares held by SSF
     III.

(12) Includes 250,000 shares of Common Stock held by American Opportunity Trust plc ("American Opportunity") and 120 shares of Common Stock held by Trident North Atlantic Fund ("Trident"). J O Hambro Capital Management Limited ("Management"), a subsidiary of J O Hambro Capital Management (Holdings) Limited ("Holdings"), serves as co-investment adviser to American Opportunity and as investment adviser to Trident. Christopher H.B. Mills serves as a director of Management and Trident and as co-investment adviser to American Opportunity. Holdings, Management and American Opportunity, Trident and Mr. Mills have jointly filed a Schedule 13D with Lionheart Group. Inc. ("Lionheart"), the beneficial owner of 235,500 shares, but have not affirmed or disclaimed the existence of a group with Lionheart.

(13) Includes 4,447 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

(14) Includes 3,558 shares of Common Stock issuable upon conversion of the Class B Convertible Preferred Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1998, the Company made a $500,000 non-recourse loan to Mr. Binder. The loan is repayable on July 5, 2003 and bears interest at the rate of 5.68% per annum, payable annually. At December 31, 1999, interest in the amount of $42,920 has been accrued. Mr. Binder's obligation to repay the loan is secured by 49,000 shares of Common Stock. In addition, the Company has made certain loans to the Named Executive Officers and directors. See "Exercise Program" and "Other Indebtedness of Management and Directors."

     Mr. Abernathy is currently the Executive Director of Patton Boggs, LLP, a Washington, D.C. law firm. During 1999, the Company retained Patton Boggs, LLP to represent the Company in various matters and has retained such firm in 2000.

                                  PROPOSAL TWO

                            RATIFICATION OF AUDITORS

     The Board of Directors has appointed BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 2000. BDO Seidman, LLP has served as the Company's independent accountants since 1989. Although the appointment of independent public accountants is not required to be approved by stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the Board's appointment of BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 2000. Representatives of BDO Seidman, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                              STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by a stockholder at the 2001 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on January 18, 2001 to be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting. Any proposal should be addressed to Secretary, Barringer Technologies Inc., 30 Technology Drive, Warren New Jersey 07059 and should be sent by certified mail, return receipt requested.

     Under the Company's by-laws, a stockholder must give advanced written notice of any proposal the stockholder wishes to make at the Annual Meeting. To be timely, a stockholder's notice of any proposal or the name of any person to be nominated by any stockholder for election as a director must be delivered to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Any stockholder who gives notice of any such proposal must deliver with such notice the text of the proposal to be presented and a brief written statement of the reasons why the stockholder favors the proposal setting forth the stockholder's name and address, the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder and any material interest of the stockholder in the proposal. Any stockholder desiring to nominate any person for election as a director of the Company must deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, such person's signed consent to serve as a director of the Company if elected, the stockholder's name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of Meeting, to be presented at the Annual Meeting for action by the stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                              By Order of the Board of Directors

                              Richard S. Rosenfeld
                              Vice President - Finance, Chief Financial Officer Secretary and Treasurer

May 24, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                           BARRINGER TECHNOLOGIES INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 6, 2000

     The undersigned hereby revokes any prior proxy and appoints Stanley S. Binder, Kenneth S. Wood, Richard S. Rosenfeld, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the Barringer Technologies Inc. Annual Meeting of Stockholders to be held on June 6, 2000 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR each of the Proposals.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

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

PLEASE MARK BOXES [ ] IN BLUE OR BLACK INK

1.   Election of directors.

FOR all nominees listed below
(except as marked to the contrary below)  [ ]

WITHHOLD AUTHORITY
to vote for all nominees listed below     [ ]



To withhold authority for any individual nominee, print that nominee's name on the space provided below.

-------------------------------------------------------------------------------

     John D. Abernathy, Stanley S. Binder, Richard D. Condon, John H. Davies, John J. Harte, Lorraine M. Lavet, James C. McGrath and Kenneth S. Wood

2. Ratification of BDO Seidman, LLP as independent public accountants for 2000.

                  For [ ]    Against [ ]    Abstain [ ]

If you have noted an address change or comments on either side of this card, mark here: [ ]

Dated: _________________________, 2000


-------------------------------------

Please sign this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

             PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

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